Exhibit 99.1

Marvell Technology Group Ltd. Declares Quarterly Dividend Payment

SANTA CLARA, Calif. (March 16, 2017) – Marvell (NASDAQ:MRVL), a leader in storage, networking, and connectivity semiconductor solutions, today declared a quarterly dividend of $0.06 per share of common stock payable on April 20, 2017 to stockholders of record as of April 4, 2017.

About Marvell

Marvell first revolutionized the digital storage industry by moving information at speeds never thought possible. Today, that same breakthrough innovation remains at the heart of the company’s storage, networking, and wireless connectivity solutions. With leading intellectual property and deep system-level knowledge, Marvell’s semiconductor solutions continue to transform the enterprise, cloud, automotive, industrial, and consumer markets. To learn more, visit: www.marvell.com.

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